PRESS RELEASE                        Source: Advantage Capital Development Corp.


ADVANTAGE CAPITAL DEVELOPMENT CORP. PORTFOLIO COMPANY ANNOUNCES MAJOR NEW ACCOUNTS GLOBAL IT HOLDINGS METRO NEW YORK-BASED IT STAFFING COMPANY SIGNS EIGHT NEW CONTRACTS MIAMI, November 1, 2004 -- Advantage Capital Development Corp. (OTC Pink Sheets: AVCP ), announced today that Platinum IT Consulting, a subsidiary of its portfolio company, Global IT Holdings Inc., has signed eight new contracts with major national and multi-national companies.

Global IT Holdings recently completed a $3 million acquisition of the assets of Platinum IT Consulting and its associated company Parker Clark Data Processing. The two profitable companies, which have served the New York and New Jersey markets for 25 years, have combined annual revenues in excess of $5 million. The acquisition included investments from Advantage Capital and another institutional fund as well as asset based financing.

"Since we respect the confidentially of our clients we cannot publicly announce the names of the new company contracts but the contracts are with one of the world's leading software manufacturers, a major accounting organization, a professional sports league, a major health-care organization, a huge, multi-national diversified financial services company, a major European banking and financial services organization, a major brokerage and financial services company and one of the largest European insurance and financial services company," said Lloyd Glick, president of Global IT Holdings, Inc. "What's particularly gratifying about the new accounts is that none of the companies were previous clients of Platinum, further validating our belief in the vast potential of the Company."

Advantage Capital Development Corp. recently announced that it plans to distribute one-third of its position of Global IT Holdings to shareholders upon effectiveness of Global's registration statement. As a result of that transaction, each Advantage shareholder will receive approximately 50 shares of registered free trading Global stock for approximately every thousand shares of Advantage stock owned. When the distribution is completed, Advantage Capital will retain a nine percent stake in the IT staffing holding company.

The Company recently changed its name to Advantage Capital Development Corp. to better reflect its new business operations as a regulated business development company (BDC). To affect its business plan, the Company recently closed on a transaction for $1 million in debt financing as part of the first phase of its capital raise. The funds were provided by an institutional investor. The Company said it is in the process of raising equity capital to finance additional investment opportunities that it is currently evaluating which meet the exacting criteria set forth by its Board of Directors.


Safe Harbor Statement


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


Contact: Peter Nasca 312-421-0723

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Source: Advantage Capital Development Corp.